EXHIBIT 23.7

CONSENT OF QUALIFIED PERSON

Regarding the "Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study, Eureka County, Nevada", that is current as of December 31, 2021 (the "Technical Report Summary"):

In connection with the filing of the Annual Report of McEwen Inc. for the year ended December 31, 2025, on Form 10-K (the “Form 10-K”), Michael C. Bauman consents to:

●	the use of my name and status as a “Qualified Person” in the Form 10-K.

●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K.

Date: March 16, 2026

Signed by:

/s/ Michael C. Bauman
P.Geo., Senior Resource Modeler
McEwen Inc.